Exhibit 99.1

For further information, contact:

At the Company: Dan Brandano, CEO 813-877-6300 ceo@leisureseek.com	Investor Relations: Flagler Communications Group Jamie Dryer 561-837-8057 flagcom@bellsouth.net

FOR IMMEDIATE RELEASE:

DynEco Changes Name to Dynamic Leisure Corporation and Trades Under New Stock Symbol DYLI Effective March 6th

--Reverse Stock Split Also Becomes Effective--

Tampa, FL: March 3, 2006: DynEco Corporation (OTCBB: DYCO; OTCBB: DYLI) announced today that, consistent with its new travel-industry business plan, the name of the Corporation has been changed to Dynamic Leisure Corporation. The Company will begin trading under its new stock symbol DYLI at the open of the market, Monday, March 6, 2006. In addition, the Corporation’s 1:30 reverse stock split also will be effective at the open of the market on March 6, 2006.

Dynamic Leisure Corporation Chairman and CEO Daniel Brandano commented, “We are thrilled with the completion of this portion of our business plan. Our corporate name change better reflects our goal to become a global leisure travel enterprise. Along with our new stock symbol and capitalization structure, our company is now strategically aligned with our business objective to create a unified brand and centralized infrastructure that benefits from our experienced leadership team and proprietary technology. Our travel operations continue to expand through acquisitions and organic growth, offering a wide range of superior leisure travel products to both the consumer and retail segments of the market.”

About Dynamic Leisure Corporation

Dynamic Leisure Corporation, through its wholly-owned subsidiary Dynamic Leisure Group, Inc., is focused on consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. In addition to organic growth, the Company is pursuing acquisitions of established travel wholesale companies in the United States, the United Kingdom, and the European Union, to develop a global leisure travel enterprise. While increasing volume in the Internet direct-to-consumer market, Dynamic Leisure Corp. also intends to operate as a travel wholesaler that provides packaged trips to travel agencies and other re-sellers. The company is also the licensor of certain patented technology under an exclusive license agreement with Parker-Hannifin Corporation, a Fortune 500 industrial company publicly traded on the NYSE.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially from those reflected in the forward-looking statements based on a number of factors, including, but not limited to, the ability to identify appropriate acquisition candidates, the ability to successfully consummate acquisitions, the ability to successfully integrate acquisitions under the Dynamic Leisure Corp. umbrella, uncertainties in product demand, the impact of competitive products and pricing, the ability to compete with other travel-related enterprises, many of which have far greater financial resources than Dynamic Leisure Corp., changing economic conditions around the world, release and sales of new products, the ability to mount and maintain successful marketing and branding programs, and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

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